Exhibit 99.2

Independent Auditors’ Report

To the Shareholder of

Arizona Chemical Holdings Corporation

Jacksonville, Florida

We have audited the accompanying consolidated financial statements of Arizona Chemical Holdings Corporation and its subsidiaries (The “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholder’s deficiency in assets, and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arizona Chemical Holdings Corporation and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida

March 16, 2016

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Reference to Notes	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Net revenue	5	$807,311	$938,050	$992,259
Cost of goods sold		562,200	677,587	718,062

Gross profit		245,111	260,463	274,197

Operating expenses:
Selling, general and administrative	7	102,931	128,383	122,614
Related party—management fees	15	2,074	2,149	2,202
Litigation expense	16	13,957	10,110	70,100
Insurance recoveries	16	(13,957)	(80,210)	—
Facility closure costs	8	5,970	—	—

Total operating expenses		110,975	60,432	194,916

Operating income		134,136	200,031	79,281
Interest expense, net		47,565	42,825	36,840
Loss on extinguishment of debt	11	—	7,860	552
Loss (gain) on interest rate caps/swaps, net	12	5,356	3,579	(751)
Foreign currency exchange (gain) loss, net		(512)	(1,208)	1,322
Other income	6,16	(160)	(1,342)	(11,111)

Income before income tax		81,887	148,317	52,429
Income tax expense	13	26,933	49,966	17,131

Net income		$54,954	$98,351	$35,298

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Reference to Notes	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Net income		$54,954	$98,351	$35,298

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment		(15,589)	(27,740)	7,002
Net gain (loss) from pension plans:
Reclassification adjustment for amortization of prior service cost included in net income	14	12	51	111
Reclassification adjustment for net actuarial loss included in net income	14	1,833	786	884
Reclassification adjustment for curtailment expense included in net income	14	40	162	—
Net gain (loss) arising during the period	14	5,622	(22,162)	2,999
Pension tax benefit (expense)		(1,190)	3,268	(2,019)

Net gain (loss) from pension plans		6,317	(17,895)	1,975

Total other comprehensive (loss) income		(9,272)	(45,635)	8,977

Comprehensive income		$45,682	$52,716	$44,275

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Reference to Notes	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents		$51,645	$39,312
Accounts receivable, net of allowance for doubtful accounts of $514 and $410, in 2015 and 2014, respectively		81,625	93,906
Other receivables		6,268	11,276
Inventory:
Raw material inventory		30,332	40,401
Finished goods inventory		68,041	72,989

Total inventory		98,373	113,390
Insurance receivable	16	94,167	80,210
Deferred income tax assets	13	553	578
Receivables from related parties	15	3,409	2,835
Prepaid expenses and other current assets		14,590	12,542

Total current assets		350,630	354,049
Property, plant and equipment, net	9	244,319	245,025
Intangible assets, net	9	62,882	71,906
Long-term deferred income tax assets	13	1,705	3,962
Other assets		23,154	27,406

Total assets		$682,690	$702,348

Liabilities and shareholder’s deficiency in assets
Current liabilities:
Accounts payable		$76,328	$91,673
Accrued liabilities	10	34,014	33,451
Accrued liabilities for litigation	16	94,728	80,771
Deferred income tax liabilities	13	4,699	448
Payables to related parties	15	5,123	8,696
Current portion of long-term debt	11	6,365	—

Total current liabilities		221,257	215,039
Long-term deferred income tax liabilities	13	49,280	51,234
Long-term debt	11	762,800	822,621
Pension liabilities	14	32,865	42,666
Deferred income	18	7,752	9,866
Other liabilities		11,206	9,072

Total liabilities		1,085,160	1,150,498
Shareholder’s deficiency in assets:
Common shares, $0.01 par value—350 shares authorized and outstanding		—	—
Paid-in capital		826	828
Accumulated deficit		(328,034)	(382,988)
Accumulated other comprehensive loss	19	(75,262)	(65,990)

Total shareholder’s deficiency in assets		(402,470)	(448,150)

Total liabilities and shareholder’s deficiency in assets		$682,690	$702,348

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIENCY IN ASSETS

(In thousands, except share amounts)

	Common Shares	Amount	Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance at December 31, 2012	350	—	—	(112,109)	(29,332)	(141,441)
Contribution from Parent	—	—	400	—	—	400
Share-based compensation	—	—	5,484	—	—	5,484
Net income	—	—	—	35,298	—	35,298
Other comprehensive loss	—	—	—	—	8,977	8,977
Dividend distribution	—	—	(5,884)	(8,824)	—	(14,708)

Balance at December 31, 2013	350	—	—	(85,635)	(20,355)	(105,990)
Contribution from Parent	—	—	195	—	—	195
Share-based compensation	—	—	1,999	—	—	1,999
Net income	—	—	—	98,351	—	98,351
Other comprehensive income	—	—	—	—	(45,635)	(45,635)
Dividend distribution	—	—	(1,366)	(395,704)	—	(397,070)

Balance at December 31, 2014	350	—	828	(382,988)	(65,990)	(448,150)
Contribution from Parent	—	—	100	—	—	100
Share-based compensation	—	—	(102)	—	—	(102)
Net income	—	—	—	54,954	—	54,954
Other comprehensive loss	—	—	—	—	(9,272)	(9,272)

Balance at December 31, 2015	350	$—	$826	$(328,034)	$(75,262)	$(402,470)

See Notes to Consolidated Financial Statements.

ARIZONA CHEMICAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Operating activities
Net income	$54,954	$98,351	$35,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,125	33,656	34,823
Impairment	2,332	—	—
Share-based compensation	(102)	1,999	5,484
Foreign currency exchange (gain) loss, net	(512)	(1,208)	1,322
Unrealized loss (gain) on financial instruments, net	5,591	3,715	(524)
Loss on extinguishment of debt	—	7,860	552
Amortization of debt issuance costs	3,823	4,147	4,055
Accretion of original issue discount	1,544	2,367	3,569
Deferred income tax expense (benefit)	3,855	27,825	(23,996)
Gain on sale of assets	—	—	(1,154)
Gain on disposition of business	—	—	(9,015)
Change in assets and liabilities:
Accounts receivable	8,441	13,041	(5,624)
Accounts receivable from related parties	(717)	(489)	516
Inventory	9,998	(9,935)	21,741
Accounts payable	(8,822)	(12,712)	2,443
Payable to related parties	(3,932)	(1,437)	855
Insurance receivable	(13,957)	(80,210)	—
Accrued liability for litigation	13,957	10,671	70,100
Other assets and liabilities	(392)	(6,344)	(7,676)

Net cash provided by operating activities	106,186	91,297	132,769
Investing activities
Additions to property, plant, and equipment	(35,387)	(34,719)	(46,695)
Proceeds from sale of personal care business	—	600	11,400
Proceeds from disposals of property, plant, and equipment	—	—	1,436
Proceeds from sale of investment	—	—	2,213

Net cash (used in) / provided by investing activities	(35,387)	(34,119)	(31,646)
Financing activities
Proceeds from long-term debt	—	875,600	—
Repayments of long-term and short-term debt	(55,000)	(507,000)	(72,657)
Debt issuance costs	—	(20,902)	(6,502)
Repayment of capital lease obligation	—	(2,445)	(323)
Dividend distribution	—	(397,070)	(14,708)
Contribution from Parent	100	195	400

Net cash used in financing activities	(54,900)	(51,622)	(93,790)
Effect of foreign exchange rate changes on cash and cash equivalents	(3,566)	(4,238)	1,706

Increase in cash and cash equivalents	12,333	1,318	9,039
Cash and cash equivalents at beginning of year	39,312	37,994	28,955

Cash and cash equivalents at end of year	$51,645	$39,312	$37,994

Supplemental cash flows information:
Cash paid during the year for:
Interest, net of amounts capitalized	$41,627	$38,531	$33,888
Income taxes	$25,737	$29,115	$42,370
Noncash investing activities:
Additions to property, plant and equipment included in accounts payable	$5,551	$7,773	$3,135

See Notes to Consolidated Financial Statements.

1. Description of Business

In these notes to the consolidated financial statements, unless the context requires otherwise, references to “Arizona Chemical”, the “Company”, “we”, “our”, or “us” refer to Arizona Chemical Holdings Corporation, a Delaware company, and its consolidated subsidiaries. “American Securities” refers to American Securities, LLC and its affiliated entities; “Rhône Capital” refers to Rhône Capital LLC and its affiliated entities, including AZ Chem Investments Partners LP, the general partner of certain associated funds with investments in Arizona Chemical; and “International Paper” refers to International Paper Company who holds an interest in AZ Chem Investment Partners LP.

We are a worldwide supplier of pine-based chemicals. We refine and further upgrade two primary feedstocks, crude tall oil (“CTO”) and crude sulfate turpentine (“CST”) both of which are wood pulping co-products, into specialty chemicals.

We have the ability to process a wide variety of CTO feedstocks. We have long-term supply contracts with International Paper pursuant to which they agree to sell to us, and we agree to purchase from them, all of the CTO and CST produced at its existing U.S. paper mills. We also have the option to purchase all of the CTO and CST produced at International Paper’s future paper mills worldwide. In addition, we maintain long-standing relationships with other major suppliers in the United States and Europe.

We have our principal executives’ offices in Jacksonville, Florida and Almere, The Netherlands and have nine manufacturing facilities located in Finland, France, Germany, Sweden, the United States (“U.S.”) and the United Kingdom (“U.K.”). Manufacturing operations are supported by research and development laboratories at Savannah, Georgia; Shanghai, China; and Almere, The Netherlands plus sales offices in Miami, Florida; San Juan del Rio, Mexico; Moscow, Russia; Singapore; and Shanghai, China.

2. Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company. All intercompany transactions have been eliminated. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting.

3. Summary of Significant Accounting Policies

Use of Estimates—The preparation of these consolidated financial statements, in accordance with U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to the consolidated financial statements. Although these estimates are based on management’s best available knowledge at the time, actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of property, plant, and equipment and definite-lived intangible assets; allowances for doubtful accounts; slow-moving and obsolete inventory; the valuation of pension plan assets and derivatives; deferred tax asset valuation allowances; share-based compensation; liabilities for pension plans; environmental liabilities; uncertain tax positions and other contingencies.

Concentrations of Credit Risk—Credit risk represents the loss that would be recognized if counterparties failed to perform as contracted. Financial instruments with credit risk, which consist primarily of trade accounts receivable, expose the Company to concentrations of credit risk.

Cash and Cash Equivalents—We invest our excess cash in investment instruments whose value is not subject to market fluctuations, such as bank deposits or certificates of deposit. We consider all investments having an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable—We establish the allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. We continually monitor the creditworthiness of customers to whom credit terms are granted in the normal course of business.

Inventory—Inventory values include all costs directly associated with manufacturing products (i.e., materials, labor, and manufacturing overhead) and are presented at the lower of cost or market. Costs of raw materials and finished goods for the Company are determined using the first in, first out (“FIFO”) method.

Property, Plant and Equipment—Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method over assets estimated useful lives as follows:

Years
Land	Indefinite
Buildings	20–40
Machinery and equipment	2–18
Software	3–6
Leasehold improvements	Over the shorter of the term of the lease or the useful life of any improvements

Asset Retirement Obligations—The Company has asset retirement obligations associated with the demolition and decommissioning of manufacturing facility assets with indeterminate settlement dates. The fair value of those obligations is not material in the context of an indefinite expected life of the facilities. When a date or range of settlement dates can reasonably be estimated for the retirement of assets, the Company will estimate the cost of performing retirement activities and record a liability for the fair value of that cost using present value techniques.

Intangible Assets—Intangible assets are stated at cost, net of accumulated amortization. Amortization is computed using the straight-line method over an asset’s estimated useful life as follows:

Years
Trade names	Indefinite
Customer relationships	6–15
Supply agreements	7–20
Core/developed technology	10–15
Favorable leaseholds	39

Trade names, which are intangible assets determined to have indefinite lives, are tested for impairment during the fourth quarter of every year or more frequently if events or changes in circumstances indicate that an intangible asset might be impaired. When testing for impairment of an intangible asset with an indefinite life, the Company may first assess qualitative factors. If an initial qualitative assessment identifies that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is performed. The Company may also elect to skip the qualitative testing and proceed directly to the quantitative testing. If the quantitative testing indicates that intangible assets with indefinite lives are impaired, the carrying value is written down to the estimated fair value.

The impairment test for intangibles with finite lives is performed in the same way as impairment of long-lived assets.

Impairment of Long-Lived Assets—We evaluate long-lived assets, such as property, plant, and equipment and intangible assets, for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of assets may not be recoverable. Factors considered important that could result in an impairment include, but are not limited to, significant underperformance relative to historical or planned operating results, significant changes in the manner of use of assets, or significant changes in our business strategies. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its estimated fair value based on a discounted cash flow analysis using market participant assumptions.

Environmental Costs and Obligations—We accrue costs associated with environmental obligations, such as remediation or closure costs, when such costs are probable and reasonably estimable. We adjust such accruals as further information develops or circumstances change. We discount costs of future expenditures for environmental obligations to their present value when expected cash flows are reliably determinable. Legal costs incurred in connection with loss contingencies are expensed as incurred. Indemnification of certain environmental remediation costs from the former owner of the Company, are separately recorded and classified as receivables from related-parties, and are not offset against the related environmental liability. Insurance proceeds related to environmental obligations are recorded when their realization is probable.

Income Taxes—We account for income taxes using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities on a legal-entity basis using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date.

Provisions are made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during periods in which temporary differences become deductible, as well as reversals of certain deferred tax liabilities. Management also considers projected future taxable income, tax planning strategies, and other factors in making this assessment and in establishing an appropriate valuation allowance.

The Company provides liabilities for uncertain tax positions for federal, state, local and international exposures relating to periods subject to audit. The development of liabilities for uncertain tax positions for these exposures requires judgment about tax issues, potential outcomes, and timing and is a significant subjective estimate. The Company assesses its tax positions and records tax benefits based upon management’s evaluation of facts, circumstances, and information available at reporting dates. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon settlement with a tax authority that has full knowledge of all relevant information. For those tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the consolidated financial statements.

Pension and Early Retirement Plans—We sponsor noncontributory defined benefit pension plans. The actuarial determination of projected benefit obligations and related benefit expense requires that certain assumptions be made regarding such variables as expected return on plan assets, discount rates, rates of future compensation increases, estimated future employee turnover rates, retirement dates, distribution election rates and mortality rates. The discount rate assumption is based on current investment yields on high-quality fixed income investments. Salary growth assumptions include long-term actual experience and expectations for future growth. Actuarial gains and losses from experience adjustments and changes in actuarial assumptions are charged or credited to equity and are reflected in accumulated other comprehensive income and loss (“AOCI”) in the period in which they arise and amortized over estimated future working lives of plan participants. See Note 14, “Retirement and Other Deferred Compensation Plans” for further details.

For foreign defined contribution plans, we pay contributions to publicly or privately administered pension insurance plans on a mandatory, contractual, or voluntary basis. The contributions are recognized as employee benefit expense when due.

Foreign Currency Translation

Functional and reporting currency—Items included in the financial information of each of Arizona Chemical’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”) and then translated to the U.S. dollar reporting currency through other comprehensive income (loss). The consolidated financial information is presented in U.S. dollars, which is the functional currency of the Company.

Transactions and balances—Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of income and comprehensive income.

In the consolidated financial statements, the results and financial position of all subsidiaries that have a functional currency different from the presentation currency are translated into the reporting currency as follows:

1.	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

2.	Income and expenses for each income statement are translated at average exchange rates; and

3.	All resulting exchange differences are recognized as a separate component within AOCI (foreign currency translation adjustment).

Revenue—The Company recognizes revenue when the earnings process is complete. Revenue from sales of products, including amounts billed to customers for shipping and handling costs, is recognized when ownership and all risks of loss have been transferred to the buyer, which usually occurs at the time of shipment, the price is fixed or determinable, and collectability is reasonably assured. Accruals are made for sales returns and other allowances based on the Company’s experience. The Company accounts for cash sales incentives as a reduction in revenue. Revenue is recognized net of value-added taxes.

We enter into agreements with third parties to purchase CTO and to sell back the Company’s by-product, pitch. These swap transactions provide additional long-term security of supplies of our raw material, CTO, and revenue from the sales of pitch fuel. These agreements provide for the sales and purchases to be consummated at market rates. We account for these inventory purchases and sales arrangements on a gross basis.

Cost of Goods Sold—Cost of goods sold includes the cost of inventory (materials and conversion costs) sold to customers. It also includes shipping and handling costs, certain warehousing costs, inbound freight charges, receiving costs, packaging costs, quality assurance costs, internal transfer costs, other costs of our distribution network, safety, health and environmental administration, and certain depreciation and amortization expenses. The Company accounts for discounts and rebates from a vendor as a reduction in cost of goods sold.

Selling, General, and Administrative Expenses (“SG&A”)—Selling expenses include the cost of our sales force and marketing staff and their related expenses. General and administrative expenses primarily represent the cost of support functions, including information technology, finance, human resources, research and development, and legal.

Research and Development—Included in SG&A are expenditures for research and development. The research and development expenses are costs incurred, net of government grants and contributions from companies which participate in research and development projects.

Fair Value of Financial Instruments—The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal market or, in the absence of a principal market, the most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

We selectively enter into derivative transactions to manage volatility related to market risks associated with changes in commodity pricing, currency exchange rates, and interest rates. We categorize assets and liabilities, measured at fair value, into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly, through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or our assumptions about pricing by market participants. For a discussion related to financial instruments and derivatives policies, see Note 12, “Fair Value of Financial Instruments”.

Share-based Compensation—The Company grants share-based compensation awards that vest over a specified period or upon employees meeting certain service criteria. The fair value of equity instruments issued to employees is measured on the grant date and is recognized over the vesting period.

Liabilities with respect to cash-settled, share-based compensation are recognized as a liability and re-measured at each balance sheet date through the consolidated statement of income and comprehensive income.

4. Recent Accounting Pronouncements

The Company assessed all recently issued accounting pronouncements. The following are applicable to the Company:

Leases—In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842) which is a comprehensive new leases standard that amends various aspects of existing accounting guidance for leases. It will require recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The guidance is effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. Early adoption is permitted. The Company is assessing the impact the new guidance will have on its consolidated financial statements and related note disclosures.

Income Taxes—In November, the FASB issued ASU 2015-17—Income Taxes (Topic 740). The amendment requires the classification of all deferred tax assets and liabilities as noncurrent. Currently, the deferred tax liabilities and assets are classified in a balance sheet as current and noncurrent. For non-public entities this ASU is effective for fiscal years beginning after December 15, 2017, and interim periods beginning after December 15, 2018. The new guidance may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Earlier application is permitted as of the beginning of an interim or annual reporting period. The Company is considering whether or not to elect early adoption of this ASU and is assessing the impact on the consolidated financial statements and related note disclosures.

Revenue Recognition—In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under U.S. GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The ASU was to be effective for annual reporting of non-public companies beginning after December 15, 2017 and accounting interim periods beginning after December 15, 2018.

On August 12, 2015, the FASB issued ASU 2015-14. In this ASU, the effective date previously set in ASU 2014-09 is deferred for all entities by one year. The Company will continue with its procedures of evaluating the new standard, Revenue from Contracts with Customers, and its impact on our accounting policy as well as our procedures around contracts with customers. The Company is assessing the impact on the consolidated financial statements and related note disclosures.

Measurement of Inventory—On July 22, 2015, the FASB issued ASU 2015-11. Under this ASU, entities are required to measure its inventory at the lower of cost and net realizable value, superseding the current guidance in which an entity must measure inventory at lower of cost or market. Under this simplified guidance the need to determine replacement cost and to evaluate whether it is above or below the ceiling is eliminated. For non-public entities the ASU is effective for fiscal years beginning after December 15, 2016, and interim periods therein. Early adoption is allowed for financial statements that have not been previously issued. The new guidance needs to be applied prospectively. The Company will adopt this standard in 2017 when required and is assessing the impact on the consolidated financial statements and related note disclosures.

Presentation of Debt Issuance Costs—In April 2015, the FASB issued ASU 2015-03. Under this ASU, an entity presents debt issuance costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of costs is reported as interest expense. The amendment does not affect the current guidance on the recognition and measurement of debt issuance costs. For non-public entities the ASU is effective for fiscal years beginning after December 15, 2015, and interim periods beginning after December 15, 2016. Early adoption is allowed for financial statements that have not been previously issued. The new guidance needs to be applied retrospectively to all prior periods. The Company will adopt this standard in 2016 when required and is assessing the impact on the consolidated financial statements and related note disclosures.

Consolidation—In February 2015, the FASB issued ASU 2015-02. This ASU affects reporting entities that are required to evaluate whether they should consolidate certain legal entities, such as limited partnerships, limited liability corporations, and securitization structures. This ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company is assessing the impact on the consolidated financial statements and related note disclosures.

5. Revenue

We recognized revenue from agreements with third parties to purchase CTO and to sell back to third parties the Company’s by-product pitch of $30.6 million, $56.8 million and $82.4 million for the years ended December 31, 2015, 2014, and 2013, respectively.

6. Disposition of Businesses

We sold our personal care business, consisting of intellectual property, customer relationships and inventories, for $12.0 million in cash on May 23, 2013 of which $11.4 million was received in May 2013 and $0.6 million in June 2014. A gain of $9.0 million which is net of restructuring, is included in other income in the year ended December 31, 2013. A gain of $0.3 million which is net of an accrual for a claim from a distributor, (see Note 16) is included in other income in the year ended December 31, 2014.

On March 27, 2013, we sold our Valdosta, Georgia plant for $1.4 million in cash. The gain on the sale of the plant was approximately $1.2 million and is included in other income in the year ended December 31, 2013.

7. Research and Development

Research and development expenses included in SG&A amounted to $10.3 million, $12.8 million and $13.3 million for the years ended December 31, 2015, 2014, and 2013, respectively.

8. Facility Closure

We announced on May 27, 2015 that we would cease production at the Chester-le-Street plant in the U.K. in December 2015. In connection with this cease in production we recorded the fixed assets at their recoverable amount, resulting in an impairment of $2.4 million. The recoverable amount is management’s assessment of the value considering offers received from potential buyers. In addition, we accrued $3.6 million for expected restructuring and pension costs. There were no accrued facility closure costs during the year ended December 31, 2014.

Facility Closure costs	Note	December 31, 2015
Impairment property, plant and equipment		$2,332
Impairment spare parts for property, plant and equipment		41
Severance costs, included in restructuring	10	1,520
Early retirement obligation, included in pensions	14	739
Early retirement obligation, included in other liabilities	10	835
Asset retirement obligation, included in other liabilities	10	503

Total facility closure costs		$5,970

9. Property, Plant, and Equipment and Intangible Assets

Property, plant, and equipment, net, as of December 31, 2015 and 2014, consisted of the following (in thousands of U.S. dollars):

	2015	2014
Land	$18,512	$18,458
Buildings and leasehold improvements	54,565	55,382
Machinery and equipment	325,949	293,580
Software	15,539	15,439

Total property, plant and equipment	414,565	382,859
Less accumulated depreciation and amortization	(191,506)	(172,636)
Construction in progress	21,260	34,802

Property, plant and equipment, net	$244,319	$245,025

In October 2014, the Company exercised an option to purchase the building in Almere, the Netherlands, which was under a capital lease. The exercise price was $2.2 million.

Intangible assets, net, as of December 31, 2015 and 2014, consisted of the following (in thousands of U.S. dollars):

	2015			2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names	$21,883	$—	$21,883	$23,186	$—	$23,186
Customer relationships	37,591	(21,850)	15,741	40,583	(20,821)	19,762
Supply agreements	41,379	(25,476)	15,903	41,379	(23,950)	17,429
Core/developed technology	22,445	(13,579)	8,866	23,773	(12,804)	10,969
Favorable leaseholds	628	(139)	489	699	(139)	560

Total intangible assets	$123,926	$(61,044)	$62,882	$129,620	$(57,714)	$71,906

Depreciation and amortization expenses included in cost of goods sold and SG&A were as follows (in thousands of U.S. dollars):

	2015	2014	2013
Depreciation expense	$22,843	$26,811	$27,844
Amortization expense	7,282	6,845	6,979

Total depreciation and amortization expenses	$30,125	$33,656	$34,823

The estimated aggregate amortization of intangible assets for each of the next five years is as follows (in thousands of U.S. dollars):

Years Ending December 31	Amortization Expense
2016	$5,572
2017	5,572
2018	5,572
2019	5,492
2020	5,492

10. Accrued Liabilities

Accrued liabilities as of December 31, 2015 and 2014, consisted of the following (in thousands of U.S. dollars):

	Note	2015	2014
Payroll and benefits accruals		$14,052	$13,957
Income and other taxes		1,139	594
Accrued environmental remediation	16	3,425	4,839
Accrued rebates		3,891	3,155
VAT payables		1,647	909
Restructuring		1,220	1,242
Current portion of deferred income	18	2,115	2,115
Interest rate swaps	12	2,417	2,173
Current portion of pension liability	14	717	375
Other		3,391	4,092

Total		$34,014	$33,451

11. Debt

Debt and credit agreements as of December 31, 2015 and 2014, consisted of the following (in thousands of U.S. dollars):

	2015	2014
First lien term loan	$627,000	$682,000
Second lien term loan	150,000	150,000

Total	777,000	832,000
Discount on first lien term loan, net of accretion	(7,196)	(8,666)
Discount on second lien term loan, net of accretion	(639)	(713)

Total	769,165	822,621
Less current portion	6,365	—

Long-term debt	$762,800	$822,621

	Long-term Debt	Original Issue Discount	Total	Debt Issuance Cost included in Other Assets
Balance at December 31, 2013	$459,000	$(10,714)	$448,286	$14,300
Accretion of original issue discount and amortization of debt issuance cost	—	1,488	1,488	(1,991)
Repayment of debt	(459,000)	—	(459,000)	—
Loss on debt extinguishment	—	3,368	3,368	(4,492)
Proceeds from new debt	880,000	(4,400)	875,600	—
Capitalized debt issuance costs	—	—	—	17,486
Repayment on first lien long-term debt	(48,000)	—	(48,000)	—
Accretion of original issue discount and amortization of debt issuance cost	—	879	879	(2,156)

Balance at December 31, 2014	832,000	(9,379)	822,621	23,147
Repayment on first lien long-term debt	(55,000)	—	(55,000)	—
Accretion of original issue discount and amortization of debt issuance cost	—	1,544	1,544	(3,823)

Balance at December 31, 2015	$777,000	$(7,835)	$769,165	$19,324

On June 12, 2014, the Company entered into a new $730.0 million first lien credit agreement and a $150.0 million second lien credit agreement. The loans were issued at a discount of 0.5% for total net proceeds of $875.6 million. With the proceeds, the previously outstanding first lien loan of $449.0 million was repaid, a dividend of $397.1 million was distributed to our shareholder and $8.2 million was distributed to the common profit interests’ holders (see Note 17).

Prior to the refinancing on June 12, 2014, a debt repayment on the previous first lien long-term debt of $10.0 million was made in 2014. During the year ended December 31, 2014, $48.0 million was repaid on the new first lien term loan.

We recorded a loss on debt extinguishment of $7.9 million in the second quarter of 2014 for the loans provided by lenders from the previous first lien term loan that did not continue to participate in the new first lien term loan. We incurred $20.9 million of debt issuance costs with the new financing, of which $3.4 million was expensed in 2014 and included in SG&A.

The new first lien term loan was entered into on June 12, 2014 with a syndication of banks and was collateralized by a first-priority lien on substantially all U.S. assets and equity interests of the Company and was denominated in U.S. dollars with a seven-year maturity. Interest was payable quarterly at either the greater of the prime rate or 2%, plus a 2.5% margin or the greater of London InterBank Offered Rate (“LIBOR”) or 1%, plus a 3.5% margin. The interest rate on the new first lien loan was 4.5% at December 31, 2014. Principal was payable quarterly in the amount of  1⁄4 of 1% of the outstanding term loan balance. Payments of $11.0 million in 2014 were applied against the mandatory payments of 2014 and 2015. The current portion of long-term debt at December 31, 2015 relates to the 2016 mandatory payments. The new credit agreement required us to make a principal payment equal to 50% of excess cash flows, as defined. The percentage is dependent on the leverage ratio. In years in which we generate excess cash flow, but our leverage ratio is less than 3:1, we were required to make a payment equal to 25% of our excess cash flow, and if our leverage ratio was less than 2.5:1. No such payment was required related to the year ended December 31, 2015.

The new second lien term loan was entered into on June 12, 2014 with a syndication of banks and collateralized by a second-priority lien on substantially all U.S. assets and equity interests of the Company and is denominated in U.S. dollars with an eight-year maturity. Interest was payable quarterly at either the greater of the prime rate or 2%, plus a 5.5% margin or the greater of London InterBank Offered Rate (“LIBOR”) or 1%, plus a 6.5% margin. The interest rate on the second lien loan was 7.5% at December 31, 2015. Principal was payable at maturity on June 12, 2022.

The previous credit and guarantee agreement was entered into on December 22, 2011 and amended on December 21, 2012 and on February 21, 2013. With the amendments to the credit and guarantee agreement on December 21, 2012 and February 21, 2013, the Company added $100 million of term loan with interest at either the greater of the prime rate or 2.25%, plus a 3% margin or the greater of London InterBank Offered Rate (“LIBOR”) or 1.25%, plus a 4% margin. We recorded a loss on debt extinguishment of $0.6 million associated with the amendment in 2013 and incurred $6.5 million in debt issuance costs of which $1.2 million was expensed in 2013 and included in SG&A.

At December 31, 2015, we had available a $60 million revolving credit facility that can be borrowed in Euros or in U.S. dollars with a five-year maturity. The annual commitment fee that the company paid on the revolving credit facility equaled to 0.50 % of the available revolver amount. There were no borrowings under the revolving credit facility in the years ended December 31, 2015 or 2014. Borrowing in excess of seventy percent of the available amount on the revolver was subject to limitation.

The discount on term loans, net of accretion was calculated using an effective interest rate of 6.0%, 6.0% and 7.5% for the years ended December 31, 2015, 2014, and 2013.

The aggregate maturities of debt subsequent to December 31, 2015, exclusive of any amount that may be due under the excess cash flow provisions of the new first lien term loan, are as follows (in thousands of U.S. dollars):

Years Ending December 31,	Maturities of Debt
2016	$6,365
2017	6,365
2018	6,365
2019	6,365
Thereafter	751,540

Total	$777,000

The new first and second lien term loan and the revolving credit facility contained certain covenants. These covenants restricted the Company’s ability to incur additional indebtedness, create liens, make certain investments, sell assets, or pay dividends. The Company’s obligations under these agreements could have accelerated on certain events of default. The Company was in compliance with the covenants defined in the applicable credit agreements at December 31, 2015 and 2014. On January 6, 2016, the debt and related interest were repaid in connection with the purchase of the Company by Kraton Polymers LLC (“Kraton”) (see note 20).

12. Fair Value of Financial Instruments

The Company uses various derivative financial instruments as part of an overall strategy to manage exposure to market risks associated with natural gas price fluctuations, foreign currency exchange rates and interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. The risk of loss to the Company in the event of non-performance by any counterparty under derivative financial instrument agreements is not significant. Although the derivative financial instruments expose the Company to market risk, fluctuations in the value of the derivatives are generally offset in earnings by the recognition of the hedged item in earnings or the earnings impact from the underlying exposures.

The following summarizes our derivative instruments for the years ended December 31, 2015, 2014, and 2013 (in thousands of U.S. dollars):

	Asset (Liability) Derivatives
Derivatives Not Designated as Hedging Instruments	Natural Gas Caps	Foreign Exchange Contracts	Interest Rate Caps	Interest Rate Swaps	Total
Balance at December 31, 2012	$116	$(113)	$4	$(4,548)	$(4,541)
Purchase of caps / payments on swaps	235	—	141	32	408
Loss on natural gas caps included in cost of goods sold	(227)	—	—	—	(227)
(Loss) gain on interest rate caps/swaps, net	—	—	(26)	777	751
Gain included in foreign currency exchange (gains) losses	—	45	—	—	45

Balance at December 31, 2013	124	(68)	119	(3,739)	(3,564)
Purchase of caps / payments on swaps	243	—	—	2,522	2,765
Receipts on natural gas caps	(210)	—		—	(210)
Loss on natural gas caps included in cost of goods sold	(136)	—	—	—	(136)
Loss on interest rate caps/swaps, net	—	—	(959)	(2,620)	(3,579)
Gain included in foreign currency exchange (gains) losses	—	247	—	—	247
Foreign currency exchange rate changes	—	(9)	—	—	(9)

Balance at December 31, 2014	21	170	(840)	(3,837)	(4,486)
Purchase of caps / payments on swaps	308	—	—	2,461	2,769
Loss on natural gas caps included in cost of goods sold	(235)	—	—	—	(235)
Loss on interest rate caps/swaps, net	—	—	(1,307)	(4,049)	(5,356)
Gain included in foreign currency exchange (gains) losses	—	152	—	—	152
Foreign currency exchange rate changes	—	9	—	—	9

Balance at December 31, 2015	$94	$331	$(2,147)	$(5,425)	$(7,147)

On January 6, 2016, the interest rate caps and swaps agreements were repaid in connection with the purchase of the Company by Kraton (see note 20).

The estimated fair values of the Company’s financial instruments as of December 31, 2015 and 2014, were as follows (in thousands of U.S. dollars):

	2015		2014
Asset (Liability)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$(769,165)	$(767,785)	$(822,621)	$(810,245)
Interest rate cap included in prepaid expenses and other current assets	—	—	10	10
Natural gas caps included in prepaid expenses and other current assets	94	94	21	21
Interest rate swaps included in other liabilities	(3,008)	(3,008)	(1,664)	(1,664)
Interest rate swaps included in accrued liabilities	(2,417)	(2,417)	(2,173)	(2,173)
Interest rate cap included in other liabilities	(2,147)	(2,147)	(850)	(850)
Foreign exchange contracts included in prepaid expenses and other current assets	331	331	170	170

The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

Long-Term Debt—The fair value of long-term debt is estimated based on borrowing rates currently available to the Company for loans with similar terms and maturities and discounted back to the present value.

The Company obtains fair value measurements on its long-term debt obligations from third-party providers and is a level 2 valuation in the three tier valuation hierarchy.

Derivative Financial Instruments—The fair values of the derivative assets and liabilities are based on market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions. Counterparties to our derivatives are major banking institutions with credit ratings of investment grade or better and the risk of loss due to nonperformance is considered by management to be minimal. The collateral under the credit agreement also applies to counterparties to the derivate financial instruments that are also lenders under the credit agreement (see Note 11).

The following summarizes the valuation of our financial instruments reported at fair value by the three-tier valuation hierarchy levels as of the valuation dates listed (in thousands of U.S. dollars):

		Recurring Fair Value Measurements
	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2015:
Interest rate caps	$(2,147)	$—	$(2,147)	$—
Interest rate swaps	(5,425)	—	(5,425)	—
Natural gas caps	94	—	94	—
Foreign exchange contracts	331	—	331	—
As of December 31, 2014:
Interest rate caps	$(840)	$—	$(840)	$—
Interest rate swaps	(3,837)	—	(3,837)	—
Natural gas caps	21	—	21	—
Foreign exchange contracts	170	—	170	—

There were no transfers between the three-tier valuation hierarchy levels in the years ended December 31, 2015 and 2014 respectively.

Interest rate risk—We enter into interest rate cap and interest rate swap agreements to reduce our cash flow exposure to market risk from changes in interest rates The following summarizes the characteristics of our outstanding cap and swap agreements as of December 31, 2015 (amounts in U.S. dollars):

	Notional amount	Maturity	Cap/swap rate	Floating rate
Interest rate caps	$275 million	June 2018	3.0%	3 Months LIBOR
Interest rate swaps	$550 million	December 2016-2018	1.45625%-2.3%	3 Months LIBOR

Natural gas—In order to better predict and control the future cost of natural gas consumed at the Company’s plants, the Company engages in financial hedging of future gas purchase prices. The Company’s natural gas usage is relatively predictable month-by-month. The Company hedges primarily with financial instruments that are priced based on New York Mercantile Exchange (NYMEX) natural gas futures contracts.

The following summarizes the characteristics of our outstanding cap agreements as of December 31, 2015 (amounts in U.S. dollars):

	Quantity	Unit of measure	Maturity	Strike price	Buy / Sell
Natural gas caps	1,887,000	MMBTU	1-12 Months	$2.77-$3.62	Buy

Foreign Exchange—The Company uses foreign currency forward contracts to manage future cash flows with respect to exchange rate fluctuations. The derivative contracts hedges the variability of exchange rates on the Company’s cash flows and foreign cash deposits.

The following summarizes the characteristics of our foreign exchange contracts to sell EUR and buy USD and SEK as of December 31, 2015 (amounts in U.S. dollars):

	Currency	Notional U.S. Dollar equivalent
Foreign exchange contracts	USD	$19,005,000
Foreign exchange contracts	SEK	$9,019,000

13. Income Taxes

The Company’s income tax expense for the years ended December 31, 2015, 2014, and 2013, consisted of the following (in thousands of U.S. dollars):

	2015	2014	2013
U.S. federal	$21,051	$15,904	$33,473
U.S. state	(801)	1,923	5,051
International	2,828	4,314	2,603

Current tax expense	23,078	22,141	41,127

U.S. federal	1,739	29,205	(22,107)
U.S. state	(376)	2,420	(1,831)
International	2,492	(3,800)	(58)

Deferred tax expense (benefit)	3,855	27,825	(23,996)

Income tax expense	$26,933	$49,966	$17,131

Income tax expense was based on tax rates in effect in the countries and locations in which the Company conducts its operations and related taxable income was earned.

In 2013, the U.K. enacted a reduction in the corporate income tax rate from 23% to 21% effective April 1, 2014 and a reduction from 21% to 20% effective April 1, 2015. During 2015 and 2014, the Company did not realize any material tax cost or benefit from these changes. During 2014, Finland enacted a reduction in the corporate income tax rate from 24.5% to 20% effective January 1, 2014. During 2013, the Company recorded a $0.8 million benefit from this change.

Income (loss) before income taxes for the years ended December 31, 2015, 2014, and 2013, was generated in the following jurisdictions (in thousands of U.S. dollars):

	2015	2014	2013
United States	$67,364	$149,256	$41,914
International	14,523	(939)	10,515

Total income before income tax expense	$81,887	$148,317	$52,429

A reconciliation of income tax expense using the statutory U.S. federal income tax rate compared to the Company’s effective tax rate for the years ended December 31, 2015, 2014, and 2013 was as follows:

	2015	2014	2013
Statutory income tax rate	35.0%	35.0%	35.0%
Tax on income of foreign subsidiaries and rate differential	(1.8)	(0.2)	(2.0)
Nondeductible compensation expense	0.0	1.1	2.2
Permanent differences	(1.1)	(1.6)	(1.3)
Tax credits and net operating loss	0.1	(0.1)	(0.9)
Change in valuation allowance	0.7	(0.0)	(0.0)
Uncertain tax benefits	(0.5)	(3.2)	1.4
U.S. state taxes, net of federal tax benefit	(0.2)	2.6	2.4
Decrease in corporate income tax rate	(0.6)	0.0	(1.4)
Other, net	1.4	0.1	(2.8)

Effective tax rate	33.0%	33.7%	32.6%

Tax effects of significant temporary differences representing deferred tax assets and liabilities as of December 31, 2015 and 2014, were as follows (in thousands of U.S. dollars):

	2015	2014
Deferred tax assets:
Accrued liabilities	$442	$1,174
Property, plant, and equipment	3,190	3,056
Inventory	2,598	2,349
Tax credit and net operating loss carryforwards	5,856	8,284
Pension	7,102	9,280
Derivative instruments	2,840	2,625
Deferred revenue	3,844	4,541
Litigation accrual	35,522	30,396
Other	284	571

Gross deferred tax assets	61,678	62,276
Less valuation allowance	(11,341)	(11,747)

Net deferred tax assets	50,337	50,529

Deferred tax liabilities:
Intangible assets	(18,105)	(20,944)
Property, plant, and equipment	(44,187)	(41,560)
Tax on earnings, not deemed permanently reinvested	(169)	(83)
Deferred financing cost	(4,210)	(4,486)
Insurance proceeds receivable	(35,312)	(30,396)
Other	(75)	(202)

Gross deferred tax liabilities	(102,058)	(97,671)

Net deferred tax liabilities	$(51,721)	$(47,142)

As of December 31, 2015 and 2014, the Company had worldwide Net Operating Loss (“NOL”) carryforwards of $6.13 million and $13.8 million, respectively, of which $1.4 million and $10.9 million expire in varying amounts between 2018 and 2024, while the remaining $4.8 million and $2.9 million, respectively, have indefinite lives based on laws of the jurisdictions in which they were generated. The Company has Georgia State Tax credits of $0.7 million and $1.0 million at December 31, 2015 and 2014, respectively. The Company has provided valuation allowances against certain NOL carryforwards due to the uncertainty of their realization. The

Company also has $3.9 million of U.S. foreign tax credit carryforwards which expire between 2020 and 2022. The Company has provided valuation allowances against these tax credit carryforwards due to the uncertainty of their realization.

The Company files income tax returns in many countries, principally in the United States, China, Finland, U.K., France, the Netherlands, Mexico, Germany, and Sweden. Generally, tax years 2009 through 2015 remain open and subject to examination by the relevant tax authorities. The Company believes that adequate amounts of taxes and related interest and penalties have been provided for any adverse adjustments as a result of examinations.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for 2015 and 2014, is as follows (in thousands of U.S. dollars):

	2015	2014
Beginning of year	$8,311	$10,885
Additions for tax positions of prior periods	277	2,883
Additions for tax positions of current period	272	986
Decrease for tax positions of prior periods	(412)	(6,443)
Decrease related to Settlements with taxing authorities	(2,000)	—
Decrease as a result of lapse of the applicable statute of limitations	(1,002)	—

Unrecognized tax benefit - end of year	$5,446	$8,311

The Company recognized interest accrued related to unrecognized tax benefits in interest expense and penalties as a component of income tax expense. During the years ended December 31, 2015, 2014, and 2013, the Company recognized approximately $0.1 million, $0.0 million and $0.3 million each year in interest and penalties, respectively. The Company had approximately $0.8 million and $0.9 million accrued for the payment of interest and penalties at December 31, 2015 and 2014, respectively.

During 2013, the U.S. tax return for 2010 was audited by the IRS. On January 17, 2014, we received formal notification from the IRS that there would be no adjustments to the reported taxable income for 2010. We had an unrecognized tax benefit at December 31, 2013 of $5.9 million related to a position taken in the 2010 tax return. As a result of the matter being effectively settled upon formal notification from the IRS, we recognized the $5.9 million in tax benefits in 2014. There was no impact on cash flows as a result of the resolution of this matter. In 2015, the expiration of the statute of limitations of certain items resulted in $1.0 million benefit, but there was no impact on cash flows as a result of this matter. No material unrecognized tax benefits during the next 12 months are expected.

In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2015, the Company has not made a provision for U.S. or additional foreign withholding taxes on approximately $14 million of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

14. Retirement and Other Deferred Compensation Plans

(a) U.S. Defined Benefit Plan—The Company sponsors a noncontributory defined benefit pension plan in the U.S.

All U.S. employees hired prior to July 2004 and certain retirees of the Company participate in International Paper’s defined benefit pension plans. International Paper remains responsible for all benefits related to years of service prior to December 31, 2007. The Company implemented its own defined benefit pension plan for then eligible U.S. employees on March 1, 2007. The Company’s pension plan is to benefit the plan participants exclusively. The plan’s investment strategy is to invest in diversified portfolios to earn a long-term return consistent with acceptable risk in order to pay retirement benefits and meet regulatory funding requirements while minimizing the Company’s cash contributions over time.

The periodic benefit cost for the Company’s U.S. defined benefit pension plan for the years ended December 31, 2015, 2014, and 2013, were as follows (in thousands of U.S. dollars):

	2015	2014	2013
Service cost	$526	$838	$1,192
Interest cost	544	515	428
Expected return on plan assets	(588)	(502)	(420)
Amortization of prior service cost	59	95	107
Amortization of net actuarial loss	216	22	258

	757	968	1,565
Curtailment expense	40	162	—

Net periodic benefit cost	$797	$1,130	$1,565

The U.S. defined benefit pension plan obligations and assets are measured annually at December 31.

Pension-related amounts in AOCI as of December 31, 2015, 2014, and 2013 were comprised of the following (in thousands of U.S. dollars):

	2015	2014	2013
Prior service cost	$(105)	$(204)	$(461)
Net actuarial loss	(2,569)	(3,065)	(704)

Total AOCI at end of year	(2,674)	(3,269)	(1,165)
Less income tax benefit	1,078	1,285	426

Net AOCI at end of year	$(1,596)	$(1,984)	$(739)

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended December 31, 2015, 2014, and 2013 were as follows (in thousands of U.S. dollars):

	2015	2014	2013
Net gain (loss) arising during the year	$281	$(2,383)	$2,426
Prior service cost recognized during the year	59	95	107
Curtailment expense recognized during the year	40	162	—
Amortization of net actuarial loss	216	22	258

Total gain (loss) recognized in other comprehensive income (loss)	596	(2,104)	2,791
Less income tax (expense) benefit	(208)	859	(1,058)

Net gain (loss) recognized in other comprehensive income (loss)	$388	$(1,245)	$1,733

The estimated amounts to be amortized from AOCI into net periodic benefit cost in 2016 are as follows (in thousands of U.S. dollars):

2016
Net actuarial loss	$137
Prior service cost	$47

As of December 31, 2015 and 2014, the U.S. defined benefit pension plan funded status was as follows (in thousands of U.S. dollars):

	U.S. Plan
	2015	2014
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$14,138	$10,565
Service cost	526	838
Interest cost	544	515
Loss (gain) due to changes in assumptions	(830)	2,438
Benefits paid	(268)	(218)

Projected benefit obligation at end of year	14,110	14,138

Change in plan assets:
Fair value of plan assets at beginning of year	8,980	7,484
Actual return on plan assets	38	557
Employer contributions	489	1,157
Benefits paid	(268)	(218)

Fair value of plan assets at end of year	9,239	8,980

Unfunded status	$(4,871)	$(5,158)

The unfunded status as of December 31, 2015 and 2014, was included in pension liabilities. The Company expects to contribute $0.4 million to the U.S defined benefit pension plan in 2015.

The accumulated benefit obligation for our U.S. pension plan in excess of the fair value of plan assets at December 31, 2015 and 2014 was as follows (in thousands of U.S. dollars):

	2015	2014
Accumulated benefit obligations	$14,110	$14,138
Fair value of plan assets	9,239	8,980

Assumptions—Assumptions used to determine projected benefit obligations as of December 31, 2015 and 2014, respectively, were as follows:

	2015	2014
Discount rate	4.22%	3.91%
Rate of compensation increase	N/A	N/A

Assumptions used to determine net periodic benefit cost for the years ended December 31, 2015, 2014, and 2013, were as follows:

	2015	2014	2013
Discount rate	3.91%	4.83%	3.92%
Expected long-term rate of return on plan assets	6.25%	6.25%	6.25%

The expected long-term rate of return on plan assets was based on both the actual asset allocation as well as the investment policy target allocation of the asset portfolio between various asset classes and the expected rate of return of each asset class over various periods of time.

Plan Assets—The Company’s U.S. defined benefit pension plan asset contributions for 2015 and 2014, were $0.5 million and $1.2 million, respectively. As of December 31, 2015 and 2014, the asset allocations for the U.S. benefit plan by asset category were as follows:

	2015	2014
Asset category:
Cash and cash equivalents	3%	6%
Equities	49%	48%
Fixed income	48%	46%

The target allocation of the plan assets in the United States is 50% equity and 50% fixed income.

		Fair Value Measurements at December 31, 2015 (in thousands of U.S. dollars)
Asset Category	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$311	$311	$—	$—
Equities(i)	4,492	4,492	—	—
Fixed income(ii)	4,436	4,436	—	—

Total	$9,239	$9,239	$—	$—

		Fair Value Measurements at December 31, 2014 (in thousands of U.S. dollars)
Asset Category	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$487	$487	$—	$—
Equities(i)	4,348	4,348	—	—
Fixed income(ii)	4,145	4,145	—	—

Total	$8,980	$8,980	$—	$—

(i)	This category is comprised of low-cost equity index funds that were valued based on market prices.
(ii)	Fixed income investments include but are not limited to high quality U.S. Government, agency obligations and corporate bonds and are valued based on market prices.

Estimated future benefit payments as of December 31, 2015, for the Company’s U.S. defined benefit pension plan are as follows (in thousands of U.S. dollars):

Years Ending December 31,
2015	$368
2016	418
2017	473
2018	519
2019	557
2020-2024	3,396

(b) Non-U.S. Defined Benefit Plans—The Company sponsors defined benefit pension and retirement plans in certain foreign subsidiaries. Generally, the Company’s non-U.S. defined benefit pension plans are funded using the projected benefit as a target in countries where funding of benefit plans is required.

Net periodic benefit cost for the Company’s non-U.S. defined benefit pension plans for the years ended December 31, 2015, 2014, and 2013, were as follows (in thousands of U.S. dollars):

	2015	2014	2013
Service cost	$3,142	$2,395	$2,613
Interest cost	3,176	3,746	3,470
Expected return on plan assets	(3,839)	(3,823)	(3,476)
Amortization of prior service costs	(47)	(44)	4
Amortization of net actuarial loss	1,617	764	626

Net periodic benefit cost	$4,049	$3,038	$3,237

The non-U.S. defined benefit pension plans obligations and assets are measured annually at December 31. Pension-related amounts recognized in AOCI as of December 31, 2015, 2014, and 2013 were comprised of the following (in thousands of U.S. dollars):

	2015	2014	2013
Prior service cost	$706	$(97)	$(53)
Net actuarial loss	(28,408)	(34,516)	(15,501)

Total AOCI at end of year	(27,702)	(34,613)	(15,554)
Income tax benefit	1,641	2,623	214

Net AOCI at end of year	$(26,061)	$(31,990)	$(15,340)

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended December 31, 2015, 2014, and 2013 were as follows (in thousands of U.S. dollars):

	2015	2014	2013
Net gain (loss) arising during the year	$4,491	$(19,779)	$573
Plan amendments	850	0	0
Prior service cost recognized in expense during the year	(47)	(44)	4
Amortization of net actuarial loss	1,617	764	626

Total gain (loss) recognized in other comprehensive income (loss)	6,911	(19,059)	1,203
Less income tax (expense) benefit	(982)	2,409	(961)

Net gain (loss) recognized in other comprehensive income (loss)	$5,929	$(16,650)	$242

The estimated amounts to be amortized from AOCI into net periodic benefit cost in fiscal year 2016 are as follows (in thousands of U.S. dollars):

2016
Amortization of:
Net actuarial loss	$688
Prior service cost	46

As of December 31, 2015 and 2014, the funded status for all significant non-U.S. defined benefit pension plans was as follows (in thousands of U.S. dollars):

	Non-U.S. Plans
	2015	2014
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$109,494	$91,025
Service cost	3,142	2,395
Interest cost	3,176	3,746
Employee contributions	259	420
Plan amendments	(850)	35
Loss (gain) due to changes in assumptions	(6,895)	21,695
Curtailments	(31)	—
Termination benefits	739	—
Benefits paid	(2,692)	(1,850)
Actual expenses	(63)	(63)
Foreign currency exchange rate changes	(7,978)	(7,909)

Projected benefit obligation at end of year	98,301	109,494

Change in plan assets:
Fair value of plan assets at beginning of year	71,611	69,405
Actual return on plan assets	1,435	5,244
Employer contributions	3,595	3,598
Plan participants’ contributions	259	420
Benefits paid	(2,692)	(1,850)
Actual expenses	(63)	(63)
Foreign currency exchange rate changes	(4,555)	(5,143)

Fair value of plan assets at end of year	69,590	71,611

Unfunded status	$(28,711)	$(37,883)

Amounts as of December 31, 2015 and 2014, recognized in the consolidated balance sheets consisted of the following (in thousands of U.S. dollars):

	2015	2014
Accrued liabilities	$(717)	$(375)
Pension liabilities	(27,994)	(37,508)

Net liability	$(28,711)	$(37,883)

The Company expects to contribute $4.7 million to the non-U.S. defined benefit pension plans in 2015.

Pension plans with projected benefit obligation in excess of the fair value of plan assets are summarized as follows at December 31, 2015 and 2014 (in thousands of U.S. dollars):

	2015	2014
Projected benefit obligations	$98,301	$109,494
Fair value of assets	69,590	71,611

Pension plans with accumulated benefit obligation in excess of the fair value of assets are summarized as follows at December 31, 2015 and 2014 (in thousands of U.S. dollars):

	2015	2014
Accumulated benefit obligations	$95,173	$103,504
Fair value of assets	69,590	71,611

Assumptions—The assumptions used to determine projected benefit obligations as of December 31, 2015 and 2014, were as follows:

	2015	2014
Discount rates	2.18%–3.75%	1.49%–3.40%
Rate of compensation increase	2.80%–3.15%	3.00%–3.30%

Assumptions used to determine net periodic benefit cost for the years ended December 31, 2015, 2014, and 2013 were as follows:

	2015	2014	2013
Discount rate	1.49%–3.40%	2.66%–4.40%	2.55%–4.40%
Expected long-term rate of return on plan assets	0.00%–6.25%	2.55%–6.25%	2.55%–6.25%
Rate of compensation increase	0.00%–3.30%	3.00%–3.50%	3.00%

The expected long-term rate of return on plan assets was based on both the actual asset allocation as well as the investment policy target allocation of the asset portfolio between various asset classes and the expected rate of return of each asset class over various periods of time.

Plan Assets—The Company’s non-U.S. plans primarily have assets in the U.K. and the Netherlands. The target allocations for plan assets in the U.K. are 50% equity securities, 37.5% corporate bonds, and 12.5% U.K. fixed interest or index-linked gilts and are actively managed by an independent Pension Trust. The Pension Trust has invested in the following mixed strategy hedge funds at December 31, 2015: Standard Life Global Absolute Return Strategies Funds, Insight Broad Opportunity Fund, and TM Fulcrum Diversified Absolute Return Fund. Fixed income securities investments at December 31, 2015 included AF—Over 15-Year Gilts Index and CN—AAA-AA-A Bonds-All Stks Index. At December 31, 2015, the Trust was holding $0.5 million in cash. Insurance contracts primarily relate to The Netherlands and Finland.

As of December 31, 2015 and 2014, the weighted-average asset allocations for the Company’s non-U.S defined benefit pension plans by asset category were as follows:

	2015	2014
Asset category
Mixed strategy hedge funds	36%	37%
Fixed income	35%	35%
Insurance contracts	28%	27%
Cash and cash equivalents	1%	1%

		Fair Value Measurements at December 31, 2015 (in thousands of U.S. dollars)
Asset Category	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mixed strategy hedge funds(i)	$25,414	$	$25,414	$—
Fixed income(ii)	24,109	—	24,109	—
Insurance contracts(iii)	19,604	—	—	19,604
Cash and cash equivalents	463	463	—	—

Total	$69,590	$463	$49,523	$19,604

		Fair Value Measurements at December 31, 2014 (in thousands of U.S. dollars)
Asset Category	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mixed strategy hedge funds(i)	$26,302	$—	$26,302	$—
Fixed income(ii)	25,497	—	25,497	—
Insurance contracts(iii)	19,253	—	—	19,253
Cash and cash equivalents	559	559	—	—

Total	$71,611	$559	$51,799	$19,253

(i)	This category represents investment funds that were valued based on market prices of the underlying securities in the funds. The estimated fair value of the funds was expressed in the form of unit value. The unit values were calculated and provided by the fund manager and represent the prices at which transactions with the funds are effected.
(ii)	This category represents investment funds that predominately invest in corporate bonds and international government bonds. The estimated fair value of the funds was expressed in the form of unit value. The unit values were calculated and provided by the fund manager and represent the prices at which transactions with the funds are effected.
(iii)	This category represents insurance contracts that were valued by reference to the value of bonds with similar maturities. We used these loan amounts and the agreed future interest profit amount and discounted them using government-issued yield curves to determine fair value.

Roll-forward of Level 3 plan assets (in thousands of U.S. dollars):
Balance at December 31, 2012	$15,209
Company contributions	2,224
Employee contributions	336
Actual return on plan assets	337
Benefits paid	(192)
Actual expenses	(68)
Exchange rates	770

Balance at December 31, 2013	18,616
Company contributions	2,010
Employee contributions	340
Actual return on plan assets	744
Benefits paid	(145)
Actual expenses	(62)
Exchange rates	(2,250)

Balance at December 31, 2014	19,253

Company contributions	1,926
Employee contributions	174
Actual return on plan assets	1,136
Benefits paid	(1,006)
Actual expenses	(56)
Exchange rates	(1,823)

Balance at December 31, 2015	$19,604

Estimated future benefit payments as of December 31, 2015, for the Company’s non-U.S. defined benefit pension plans are as follows (in thousands of U.S. dollars):

Years Ending December 31,
2015	$2,254
2016	1,986
2017	2,110
2018	2,233
2019	2,362
2020-2024	13,165

(c) 401(k) Savings Plan (U.S.)

In 2007, a defined contribution employee savings plan was created for all U.S.-based employees, which is the Arizona Chemical Savings Plan (“Savings Plan”). The Savings Plan is a tax-qualified 401(k) plan, and employees’ contributions are matched by the Company on the following basis: 70 cents on the dollar for the first 4% of the employee’s contribution and 50 cents on the dollar for up to an additional 4%. The Company’s contributions under this plan amounted to $1.8 million, $1.5 million and $1.7 million for the years ended December 31, 2015, 2014, and 2013, respectively.

As a means to further enhance retirement savings for U.S.-based employees in light of the absence of a defined benefit pension plan for salaried individuals, the Company maintains an annual profit-sharing award plan. This award comes in the form of a discretionary contribution made by the Company directly to each U.S.-based salaried employee’s Savings Plan account based on the Company’s performance. The award is intended to be variable in nature and it could be less or more than four percent of each salaried employee’s salary depending upon the performance of the business. All eligible employees receive the same percentage award. The Company’s contributions under this plan amounted to $1.2 million, $1.2 million and $1.2 million for the years ended December 31, 2015, 2014, and 2013, respectively.

As of December 31, 2015, approximately 46% of our 613 employees in the United States were unionized and covered by collective bargaining agreements. In Europe, nearly all of our employees are represented by local workers’ councils and/or unions.

15. Related-Party Transactions

Management Agreement—Prior to the January 6, 2016 purchase of the Company by Kraton (Note 20), the Company had a management agreement with American Securities LLC and Rhône Group LLC. Under this agreement, American Securities and Rhône Group LLC, in exchange for providing certain management services, can receive an annual management fee of up to $2.2 million, including expenses. Fees and expenses totaled $2.1 million for the year ended December 31, 2015 and $2.2 million for the years ended 2014, and 2013.

In accordance with the management agreements, the Company paid transaction fees of $8.4 million in June 2014 to American Securities, LLC and Rhône Group, LLC in relation to the refinancing on June 12, 2014 (See Note 11) and deferred those costs as debt issuance cost.

International Paper—We have long-term supply contracts expiring on February 28, 2027 with International Paper pursuant to which they agree to sell to us, and we agree to purchase from them, all CTO and CST produced at their existing U.S. paper mills. We purchased from International Paper $45.4 million, $66.5 million and $63.8 million of CTO and CST during the years ended December 31, 2015, 2014, and 2013, respectively. Payables to related party at both December 31, 2015 and 2014 are due to International Paper.

16. Commitments and Contingencies

Operating Leases—The Company leases administrative, manufacturing and warehousing facilities, and machinery and other equipment under non-cancelable leases that expire at various dates through 2019 and thereafter. Rental expense under operating leases totaled $11.0 million, $11.9 million and $12.9 million for the years ended December 31, 2015, 2014, and 2013, respectively.

As of December 31, 2015, the future minimum rental payments due under non-cancelable operating leases that have initial or remaining lease terms in excess of one year are as follows (in thousands of U.S. dollars):

Years Ending December 31,
2016	$13,879
2017	11,013
2018	9,369
2019	8,492
2020	7,773
Thereafter	19,561

Total	$70,087

Purchase Obligations—The Company has entered into unconditional purchase agreements mainly related to utilities which are required in the production processes with terms of more than one year that entail fixed payments for periods lasting up to 2019. Some unconditional purchase agreements have prices based on publicly available indexes. Amounts to be paid under these unconditional purchase agreements total $1.8 million in 2016, $1.2 million in 2017, $1.0 million in 2018, $0.6 million in 2019, and $0.3 million in 2020.

Litigation—The Company received a claim on March 21, 2011, from a former customer relating to an alleged breach of warranty and breach of contract regarding delivery of resin products during the period 2005 through 2009. A trial commenced on February 18, 2014 and a verdict was rendered on March 6, 2014. The jury assessed damages against the Company for $70.1 million and the Company recorded a litigation accrual of $70.1 million at December 31, 2013. In addition the claimant filed claims in 2014 for fees, costs and interest of approximately $35.0 million. At December 31, 2014, the Company estimated the probable damages to be paid for these claims at $9.1 million. At the end of April 2015, the court awarded $18.9 million of the $35 million claimed. As a result, the Company increased its accrual by $9.8 million at March 31, 2015 to the awarded damages of $18.9 million. The Company is appealing these verdicts. The Company accrued $5 million and $1 million of post-judgement interest at December 31, 2015 and December 31, 2014 respectively. The Company has accrued for all claims awarded by the court in full amounting to a total of $94.2 million as December 31, 2015 since this is our best estimate of the probable damages to be paid. At December 31, 2014, the Company accrued at an amount of $80.2 million. The insurance company is expected to reimburse the Company for the full claim. We consider the realization of these insurance proceeds probable and have recorded an insurance receivable of $94.2 million and $80.2 million as of December 31, 2015 and December 31, 2014, respectively.

We received a $2.2 million claim in June 2014 from a distributor for products sold in the personal care market. The personal care business was sold in 2013. The claimant claims that it suffered a loss as the result of reliance on certain product information provided by Arizona such as product losses and loss of business and margin. We have estimated the claim in the range of $0.6 million to $2.2 million. We have accrued $0.6 million as of December 31, 2014. This claim has been reported to our liability insurance carrier and we believe we are entitled to a defense and indemnity for this claim. There were no changes in the accrual as of December 31, 2015. Any potential related insurance proceeds will be recognized in the financial statements when realization of such amounts is considered probable and reasonably estimable.

The Company is a party to various lawsuits, claims, and contingent liabilities arising from the conduct of its business; however, in the opinion of management, based on the advice of counsel, none are expected to have a material adverse effect on consolidated income, cash flows, or the financial position of the Company.

Environmental Costs and Obligations—Environmental liabilities were $3.4 million and $4.8 million as of December 31, 2015 and 2014, respectively. On December 20, 2011, a leak was discovered in an Arizona Chemical tank in the Langrôr storage depot in Sôderhamn, Sweden. Approximately 800 cubic meters of CTO was spilled into the waters off the depot port and some 50 cubic meters on the ground close to the tank. We have continuously managed the remediation process in cooperation with local authorities. The local regulatory authorities have been leading the remediation efforts since the initial spill with support from various other experts. As of December 31, 2014, all identified remediation work was completed. Although we believe all remediation has been completed at this time, there might be a need for continued monitoring and testing in the foreseeable future. Should any additional contaminated areas arise, there will be a need for remediation efforts, which will be covered by our insurance policy. The costs for this testing, monitoring and potential remediation are not probable or reasonably quantifiable as of December 31, 2015 or 2014. The accrual at December 31, 2014 covers the costs incurred up to December 31, 2014 to complete the known remediation. The costs related to the remediation efforts to date have been covered under our insurance policy and we have recorded the expected and actual insurance proceeds related to the remediation efforts in cost of goods sold. In 2015 the Company was informed that it will no longer be prosecuted and as a result the accrued fine costs were released. The following table provides the amounts included in cost of goods sold for the years ended 2015, 2014, and 2013 (in thousands of U.S. dollars):

	2015	2014	2013
Costs accrued	$(670)	$2,414	$870
Expected insurance proceeds	—	(2,414)	(337)

Net cost of goods sold impact	$(670)	$—	$533

Other receivables included $0.2 million and $1.2 million of expected insurance proceeds as of December 31, 2015 and 2014, respectively.

We recorded separately the indemnification from International Paper, our former owners, of certain environmental remediation costs as of December 31, 2015 and December 31, 2014, as follows (in thousands of U.S. dollars):

	2015	2014
Indemnification included in related party receivables	$3,409	$2,835
Indemnification included in other receivables	240	424

Total	$3,649	$3,259

The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Moreover, changes in environmental regulations could inhibit or interrupt the Company’s operations, or require modifications to its facilities. Accordingly, environmental, health or safety regulatory matters could result in significant unanticipated costs or liabilities. The Company monitors environment compliance as part of business activities of the Company.

17. Share-Based Compensation

Common Profit Interests—From March 2007 through May 2010, AZ Chem Investments LLC, the general partner of AZ Chem Investments Partners LP, granted common profit interests to certain participants in AZ Chem MIV I and AZ Chem MIV II LP and allowed a fully-vested participant to monetize his or her interests upon the achievement of a sale or initial public offering (“IPO”) of our Company. In 2010, all common profit interest awards fully vested and the participants monetized 75% of their interests.

The common profit interests are recognized as compensation expense at fair market value when probable of monetization. In the second quarter of 2014, and in the fourth quarter of 2013, we distributed $8.2 million and $0.3 million, respectively, to the common profit interests’ holders as part of the dividends paid to the shareholders of our Company. These distributions were recognized as compensation expense in 2014 and 2013. There were no distributions to the common profit interests’ holders in 2015.

The approximate fair value at December 31, 2015, 2014 and 2013 of the common profit interests amounted to $12.2 million, $10.2 million and $15.6 million, respectively.

The outstanding common profit interests at December 31, 2015, 2014 and 2013, were 204,649 units. In connection with the purchase of the Company by Kraton on January 6, 2016, (Note 20) the monetization of the common profit interest units was probable and all outstanding units were settled and $10.7 million was distributed to the holders of these interests.

Profit Interest Units—Under an agreement dated November 19, 2010, between our owners and certain members of management, Class B profits interest units were granted in AZC Holdco to certain of our executives. The participants may only participate in the Class B profits interest units plan by also investing in Class A units. The profits interests units vest either on the seventh anniversary of the grant date, or if annual or cumulative EBITDA targets are met and the grantee is still an employee as of the last day of that fiscal year. In accordance with the terms of the awards, the grants accelerated upon the purchase of the Company by Kraton on January 6, 2016. Each grant of Class B profit units has a hurdle rate, which is the amount that A-shareholders will receive before B-shares start participating in any distribution. The hurdle rate is reduced with the distributions made to A-shareholders subsequent to the grant date. The awards are deemed to be five separate grants with each having a separate service period.

The profit interest units are accounted for as equity award in 2015 and 2014, as it is determined that it is not the intent of the Company to exercise their call option within six months on vested units of employees who terminate employment.

Until September 30, 2013, the profit interest units were accounted for as liability awards. As of October 1, 2013, these units are accounted for as equity award, as it is determined that it is not the intent of the Company to exercise their call option within six months on vested units of employees who terminate employment. The fair value of these awards on October 1, 2013, was reclassified from other liabilities to equity.

The following table provides the activity in profit interest units for 2015, 2014 and 2013 (in U.S. dollars):

	Weighted Average Hurdle rate	Weighted Average Fair Value at Grant date	Number of Unvested B-units
Outstanding December 31, 2012	$96.75	$880.56	22,817
Granted	830.28	148.17	4,291
Forfeited	—	967.00	(1,149)
Vested	188.46	774.78	(8,467)

Outstanding December 31, 2013	234.72	746.41	17,492
Granted	614.31	106.40	1,821
Forfeited	338.59	302.31	(4,621)
Vested	83.51	890.49	(6,527)

Outstanding December 31, 2014	127.43	739.84	8,165
Granted	486.20	77.63	3,500
Forfeited	—	967.04	(1,313)
Vested	116.89	758.55	(6,079)

Outstanding December 31, 2015	$475.45	$100.98	4,273

(1)	Represents the fair value at October 1, 2013 when the awards were classified as equity awards.

The fair value at grant date of each Class B profit interest unit granted is estimated based on several assumptions, using the Black-Scholes option valuation model. In determining fair values of these awards, the share price of our Company is a significant input and is determined by using a blend of the income approach and a market approach. The discounted cash flow (“DCF”) method was used under the income approach. The cash flows used in the DCF are based on a five year detailed forecast and a terminal value, which represented the estimated value beyond the projected period. The discount rate selected for 2015, 2014 and 2013 was 13.0%, 13.0% and 12.0% respectively, and takes into consideration risks inherent in the investment and market rates of return available from alternative investments of similar type and quality as of the valuation date. The market approach assumed that companies operating in the same industry would share similar characteristics and the Company values would correlate to those characteristics. Management used the guideline public company (“GPC”) method in their analysis. The GPC method provided an estimate of value using multiples derived from stock prices of publicly traded companies. These multiples are used to develop an estimate of fair value of the shares.

	2015	2014	2013
Share price	$486.20	$614.31	$830.28
Exercise price (hurdle rate)	$486.20	$614.31	$830.28
Risk-free rate	0.91%	0.99%	0.46%
Volatility	21.53%	23.3%	25.6%
Dividend yield	0.00%	0.00%	0.00%
Expected term (years)	5	5	5

The risk-free rate was determined on U.S. Treasury constant maturity rates with remaining terms similar to expected terms of the awards. The volatility is based on analyzing the stock price and implied volatility of guideline companies. We used an estimated dividend yield in the calculation if dividends are anticipated. The expected term of the awards is based on a requisite service period of five years, as it is considered probable that the EBITDA targets will be met.

Compensation expense was recognized using a graded vesting approach over the requisite service period, which is the implicit service period. The implicit service period is assessed on an annual basis. We have released recognized compensation costs of $0.1 million for the year ended December 31, 2015 and recognized compensation expense of, $2.0 million and $5.5 million for the years ended December 31, 2014, 2013, respectively. The unrecognized compensation of $0.3 million was recognized on January 6, 2016 when the unvested shares were vested upon the purchase of all the outstanding shares of common stock of the Company by Kraton (Note 20).

18. Deferred Income

On August 31, 2013, we entered into a new operational rail tank car lease in the United States and the previous lease contract was assigned to the new lessor. We received an assignment fee from the new lessor of $16.9 million, which was deferred and is amortized to cost of goods sold over the minimum lease term of eight years. The deferred income at December 31, 2015 and 2014 was as follows (in thousands of U.S. dollars):

	2015	2014
Assignment fee	$16,914	$16,914
Accumulated amortization	(7,047)	(4,933)

	9,867	11,981
Current portion	(2,115)	(2,115)

Total non-current deferred income	$7,752	$9,866

19. Accumulated Other Comprehensive Loss

The following table provides an analysis of the changes in AOCI for the years ended December 31, 2015, 2014, and 2013 (in thousands of U.S. dollars):

	Note	2015	2014	2013
Cumulative foreign currency translation adjustment beginning of year		$(32,016)	$(4,276)	$(11,278)
Translation adjustment		(15,589)	(27,740)	7,002

Balance at end of the year		(47,605)	(32,016)	(4,276)
Pension and other post-retirement benefit plans at beginning of year		(33,974)	(16,079)	(18,054)
Reclassification adjustment for amortization of prior service cost included in net income	14	12	51	111
Reclassification adjustment for net actuarial loss included in net income	14	1,833	786	884
Reclassification adjustment for curtailment expense included in net income	14	40	162	—
Net (loss) gain arising during the year	14	5,622	(22,162)	2,999
Tax (expense) benefit		(1,190)	3,268	(2,019)

Balance at end of the year		(27,657)	(33,974)	(16,079)

Total accumulated other comprehensive loss		$(75,262)	$(65,990)	$(20,355)

20. Subsequent Events

The Company evaluated events and transactions that occurred during the period from December 31, 2015, the date of the balance sheet, through March 16, 2016, the date the consolidated financial statements were available to be issued.

On January 6, 2016, all of the outstanding shares of common stock of the Company were purchased by Kraton, for a $1.37 billion cash purchase price, which is subject to adjustment for cash, indebtedness, working capital, and other items. In connection with the transaction, the Company repaid $777 million in outstanding debt (Note 11), $0.7 million in related accrued interest, $14.2 million in fees to American Securities and Rhône Group and other third party transaction fees. Other assets as of December 31, 2015, includes $1.3 million due from Kraton in connection with transaction costs incurred by the Company on Kraton’s behalf. All outstanding interest rate swap and cap liabilities were settled. Outstanding common profit interest and profit interest units vested under the terms of the award and were settled for a total amount of $11.0 million. The Company became a guarantor on certain indebtedness of Kraton incurred in connection with the transaction.